EXHIBIT 10.3
[The Scotts Miracle-Gro Company Letterhead]
Denise Stump
Executive Vice President, Human Resources Global
October 25, 2005
Mr. Patrick Norton
[Address]
Re: Extension of Letter Agreement through 1/31/06
Dear Patrick:
As you are aware, the Compensation & Organization Committee of the Board of Directors approved, at the October 12, 2005 Committee meeting, an extension of your Letter Agreement. The Letter Agreement now concludes effective 1/31/06. This extension will allow for the vesting of your 10,000 stock options granted on 1/28/05.
Please let me know if you would like to discuss this further, or if you have any additional questions.
Sincerely,
/s/ Denise
Denise Stump